Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8834
Contact: Gary H. Guyton
Director of Planning and Investor Relations
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES
SUSPENSION OF COMMON STOCK DIVIDEND

FRISCO, TEXAS, February 13, 2015 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today announced that its Board of Directors has determined that its quarterly dividend will be temporarily suspended.

"Due to the significant declines in oil and natural gas prices and the uncertainty of future prices for both commodities, the Board of Directors has temporarily suspended the dividend," stated Chairman of the Board and Chief Executive Officer, M. Jay Allison.  "During this period of weak commodity prices, we believe that it is most important to preserve liquidity and have more funds available to invest in our drilling program.  The Board will consider reinstating dividends in subsequent quarters based on general economic conditions, the Company's financial position, capital requirements and other factors."

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.